Filed pursuant to Rule 433

Registration No. 333-135007

September 5, 2007

HSBC Holdings plc

Final Term Sheet:

Lead Manager:	HSBC Securities (USA) Inc. (81.5%)
Senior Co-Managers:	BNP Paribas Securities Corp. (1.5%) Citigroup Global Markets Inc. (1.5%) Merrill Lynch, Pierce, Fenner, & Smith Inc. (1.5%) Morgan Stanley & Co. (1.5%) RBC Capital Markets Corporation (1.5%)
Co-Managers:

ABN AMRO Incorporated (1%)

Banc of America Securities LLC (1%)

Commerzbank Capital Markets (1%)

Credit Suisse Securities (USA) LLC (1%)

Deutsche Bank Securities Inc. (1%)

JP Morgan Securities Inc. (1%)

National Australia Bank Limited (1%)

Scotia Capital (USA) Inc. (1%)

SG Americas Securities, LLC (1%)

UBS Securities LLC (1%)

Junior Co-Managers:	Comerica Securities, Inc. (0.5%) Fifth Third Securities, Inc. (0.5%)
Structure:	30-year Global Fixed Rate Subordinated Notes
Ratings:	Aa3/A+/AA-(Positive Outlook/Positive Outlook/Positive Outlook)
Pricing Date:	September 5, 2007
Settlement Date:	September 12, 2007
Maturity Date:	September 15, 2037
Form of Note:	Subordinated Notes (Lower Tier II)
Form of Offering:	SEC Registered Global

Transaction Details:

Principal Amount:	$750,000,000
Benchmark Treasury:	UST 4.75% due 02/2037
Treasury Yield:	4.768%
Treasury Price:	99-23
Re-offer Spread:	UST + 175 basis points
Coupon:	6.50%
Re-offer Yield:	6.518%
Issue Price:	99.763%
Gross Fees:	0.875%
Net Price:	98.888%

Total Proceeds to Issuer:	$741,660,000.00
Interest Payment Dates:	Semi-annual on each 15th March and 15th September , commencing 15th March, 2008
Call Features:	NCL
Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing:	NYSE
Principal Paying Agent:	HSBC Bank USA, N.A.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.